Exhibit 99.1

Kymera Therapeutics Announces Second Quarter 2022 Financial Results and

Provides a Business Update

Initiated dosing in patient cohort (Part C) of IRAK4 degrader KT-474 Phase 1 trial, on track for data by year end

Phase 1 patient studies initiated for STAT3 (KT-333) and IRAKIMiD (KT-413) oncology programs,

initial data to be shared by year end

June 30, 2022 cash balance of $482.5 million, providing cash runway into 2025

Company to hold quarterly results call at 8:30 a.m. EST (877-317-6789 or +1 412-317-6789)

Watertown, Mass. (August 9, 2022) – Kymera Therapeutics, Inc. (NASDAQ: KYMR), a clinical-stage biopharmaceutical company advancing targeted protein degradation to deliver novel small molecule protein degrader medicines, today reported business highlights and financial results for the second quarter ended June 30, 2022.

“Kymera has made strong progress, dosing patients in our three first-in-class clinical programs and advancing our mission to build a fully integrated medicines company,” said Nello Mainolfi, PhD, Co-Founder, President and CEO. “We are on track to deliver clinical data before year end for all three programs, including our KT-474 Phase 1 patient cohort, where we expect to demonstrate the ability of KT-474 to degrade IRAK4 and impact disease relevant biomarkers in the skin and blood of HS and AD patients. We also plan to share initial safety and proof-of-mechanism data for our two oncology programs, KT-413 and KT-333. With a cash runway into 2025, we are well-financed and poised to deliver clinical results in the second half of this year that reinforce the exciting and broad potential of our targeted protein degradation pipeline and platform.”

Business Highlights and Recent Developments

IRAK4 Degrader Program (KT-474)

Background. KT-474 is designed as a potent, highly selective, orally bioavailable IRAK4 degrader, in development for the treatment of IL-1R/TLR-driven autoimmune and autoinflammatory diseases with high unmet medical needs. In 2021, Kymera completed dose escalation in the single ascending dose (SAD) and multiple ascending dose (MAD) portions of its KT-474 Phase 1 trial, the industry’s first randomized, placebo-controlled trial in healthy adult volunteers for a heterobifunctional degrader drug. The data demonstrated near complete IRAK4 degradation in peripheral blood mononuclear cells (PBMC) and skin, robust inhibition of multiple ex vivo-stimulated disease-relevant cytokines, and a favorable safety profile. Kymera is collaborating with Sanofi on the development of degrader candidates targeting IRAK4, including KT-474 (SAR444656), outside of the oncology and immuno-oncology fields.

Recent Updates. Kymera has commenced dosing patients in the Phase 1 patient cohort (Part C). Part C is an open-label study of KT-474 administered daily on an outpatient basis for 28 days. This cohort is expected to enroll up to 20 patients with moderate-to-severe hidradenitis suppurativa (HS) or atopic dermatitis (AD) to examine the safety and pharmacokinetics/pharmacodynamics (PK/PD) of KT-474 and explore early signs of clinical activity of this first-in-class degrader therapeutic. Patients will receive a daily dose of 75 mg of KT-474 with food. This dose is expected to provide a plasma exposure that is approximately equivalent to that achieved with the 100 mg per day dose in the fasted state in healthy volunteers in the MAD portion of the trial, which showed maximal or close to maximal degradation in blood and skin and broad disease relevant cytokine inhibition ex vivo.

More information on the Phase 1 study can be found at www.clinicaltrials.gov, identifier NCT04772885.

Expected 2022 Milestones:

•
Present clinical data from patient cohort in HS and AD patients (4Q22)
•
Deliver data package to Sanofi for decision to proceed to Phase 2 (4Q22)

STAT3 Degrader Program (KT-333)

Background. A target long considered “undruggable,” STAT3 is a transcriptional regulator that has been linked to numerous cancers and other inflammatory and autoimmune diseases. Kymera is developing selective STAT3 degraders for the treatment of hematological malignancies and solid tumors, as well as autoimmune and fibrotic diseases. The Company’s STAT3 degraders have the potential to provide a transformative solution to address multiple STAT3-dependent pathologies.

Recent Updates. Patient enrollment and dosing are ongoing in a Phase 1 clinical trial of KT-333 evaluating the safety, tolerability, PK/PD and clinical activity of KT-333 in adult patients with relapsed and/or refractory lymphomas and solid tumors. The first stage of the study will explore escalating doses of KT-333 in a broad variety of tumor types. The second stage is expected to consist of expansion cohorts to further characterize the safety, tolerability, PK/PD and antitumor activity of KT-333 in relapsed and/or refractory peripheral T-cell lymphoma (PTCL), cutaneous T-cell lymphoma (CTCL), large granular lymphocytic leukemia (LGL-L), and solid tumors.

KT-333 was recently granted Orphan drug designation by the U.S. Food and Drug Administration for the treatment of PTCL. This designation provides incentives to encourage the development of medicines for rare diseases.

Expected 2022 Milestones:

•
Present KT-333 clinical patient data, including initial safety and proof-of-mechanism (4Q22)

IRAKIMiD Degrader Program (KT-413)

Background. Kymera is developing novel heterobifunctional degraders that target degradation of both IRAK4 and IMiD substrates, Ikaros and Aiolos, with a single small molecule. KT-413 is designed to address both the IL-1R/TLR and the Type 1 IFN pathways synergistically to broaden activity against MYD88-mutant B cell malignancies.

Recent Updates. Patient enrollment and dosing are ongoing in a Phase 1 clinical trial of KT-413 evaluating the safety, tolerability, PK/PD and antitumor activity of KT-413 in patients with relapsed and/or refractory B-cell non-Hodgkin's lymphomas. The first stage will explore escalating doses of single-agent KT-413 in a broad B-cell lymphoma population. The second stage is expected to consist of expansion cohorts to further characterize the safety, tolerability, PK/PD and antitumor activity of KT-413 in relapsed/refractory MYD88-mutant diffuse large B cell lymphoma (DLBCL).

Expected 2022 Milestones:

•
Present KT-413 clinical patient data, including initial safety and proof-of-mechanism (4Q22)

MDM2 Degrader Program (KT-253)

Background and Update. MDM2 is the crucial regulator of the most common tumor suppressor, p53, which remains intact (WT) in more than 50% of cancers. Kymera is developing a highly potent MDM2 degrader that, unlike small molecule inhibitors, has been shown preclinically to have the ability to suppress the MDM2 feedback loop and rapidly induce apoptosis, even with brief exposures. KT-253 has the potential to be effective in a wide range of hematological malignancies and solid tumors with functioning (WT) p53. Kymera is completing IND enabling studies for KT-253 and expects to file an IND in 2H22.

Expected 2022 Milestones:

•
File IND for KT-253 (2H22)
•
Present preclinical translational data to inform long-term clinical strategy (2H22)

Platform and Discovery Programs

Background. Kymera is leveraging the Company’s proprietary E3 Ligase Whole-Body Atlas, including the differential expression profile of known E3 ligases, to pursue targets and indications that may benefit from tissue-restricted or -selective degradation. Kymera has also expanded the Company’s platform to develop a new generation of molecular glue degraders for high value undrugged and non-ligandable targets. Multiple programs are approaching development stage in 2022 from its discovery pipeline with at least one using a tissue restricted E3 ligase.

New Appointments

Kymera recently announced the appointment of Leigh Morgan to its Board of Directors. Ms. Morgan is a senior executive accomplished in scaling global, high-performing organizations in the biopharmaceutical, non-profit, and public sectors. In her current role as Chief Strategy and Operating Officer for Nia Tero, she is a key architect of the firm’s growth, inclusive of strategy, finance, innovation, communications, operations, impact investments and governance. Ms. Morgan previously served as Chief Operating Officer of the Bill & Melinda Gates Foundation where she oversaw a broad portfolio, including human resources, information technology and security, facilities and the foundation’s culture transformation efforts. Her health and biotechnology leadership roles include serving as Associate Chancellor at the University of California, San Francisco, Vice President and Global Head of Human Resources for Product Development at Genentech, and HR leadership roles at GSK. She currently serves as Vice-Chair/Chair-elect of the Board at the Fred Hutch Cancer Center, is on the University of Washington Medical Center Advisory Board, and is an independent director at Curemark, a clinical-stage biotechnology company.

Conference Call

To access the conference call via phone, please dial 877-317-6789 (U.S.) or +1 412-317-6789 (International) and ask to join the Kymera Therapeutics call. A live webcast of the event will be available under “Events and Presentations” in the Investors section of the Company’s website at www.kymeratx.com. A replay of the webcast will be archived and available for one month following the event.

Second Quarter 2022 Financial Results

Collaboration Revenues: Collaboration revenues were $11.5 million for the second quarter of 2022 compared to $18.5 million the second quarter of 2021. Collaboration revenues include revenue from the Company’s Sanofi and Vertex collaborations.

Research and Development Expenses: Research and development expenses were $41.3 million for the second quarter of 2022 compared to $35.2 million for the second quarter of 2021. This increase was primarily due to direct expenses related to clinical activities for our IRAK4, IRAKIMiD, and STAT3 programs, as well as increased expenses related to the investment in our MDM2 program, platform, discovery programs, and Vertex collaboration, as well as an increase in occupancy and related costs due to continued growth in the research and development organization. Stock based compensation expenses included in R&D were $4.8 million and $2.9 million in the second quarter of 2022 and the second quarter of 2021, respectively.

General and Administrative Expenses: General and administrative expenses were $11.0 million for the second quarter of 2022, compared to $8.0 million for the second quarter of 2021. This increase was primarily due to increases in legal and professional service fees in support of the Company’s growth and an increase in personnel, facility, occupancy, and other expenses from an increase in headcount to support our growth. Stock based compensation expenses included in G&A were $4.9 million and $2.8 million in the second quarter of 2022 and the second quarter of 2021, respectively.

Net Loss: Net loss was $40.3 million for the second quarter of 2022 compared to a net loss of $24.7 million for the second quarter of 2021.

Cash and Cash Equivalents: As of June 30, 2022, Kymera had approximately $482.5 million in cash, cash equivalents, and investments. Kymera expects that its cash, cash equivalents, excluding any future potential milestones from collaborations, will enable the Company to fund its operational plans into 2025 while the Company continues to identify opportunities to accelerate growth and expand its pipeline, technologies, and clinical indications.

About Kymera Therapeutics

Kymera is a biopharmaceutical company pioneering the field of targeted protein degradation, a transformative approach to address disease targets and pathways inaccessible with conventional therapeutics. Kymera’s Pegasus platform is a powerful drug discovery engine, advancing novel small molecule therapies candidates designed to harness the body’s innate protein recycling machinery to degrade dysregulated, disease-causing proteins. With a focus on undrugged nodes in validated pathways, Kymera is advancing a pipeline of novel therapeutic candidates designed to address the most intractable of pathways and provide new treatments for patients. Kymera’s initial programs target IRAK4, IRAKIMiD, and STAT3 within the IL-1R/TLR or JAK/STAT pathways, providing the opportunity to treat patients with a broad range of immune-inflammatory diseases, hematologic malignancies, and solid tumors. For more information, visit www.kymeratx.com.

About Kymera’s Pegasus™ Platform

Kymera’s Pegasus platform is a powerful drug discovery engine that enables the discovery of novel small molecule protein degrader medicines designed to target and disrupt specific protein complexes and full signaling cascades in disease, placing once elusive disease targets within reach. The key components of the platform combine Kymera’s broad understanding of the localization and expression levels of the hundreds of E3 ligases in the human body with the Company’s proprietary E3 Ligase Binders Toolbox, and advanced chemistry, biology, and computational capabilities to develop protein degraders that address significant, unmet medical needs.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements by Kymera Therapeutics regarding its: strategy, business plans and objectives for the IRAK4, IRAKIMiD,STAT3 and MDM2 degrader programs; plans and timelines for the clinical development of its product candidates, including the therapeutic potential, clinical benefits and safety thereof; expectations regarding timing, success and data announcements of current ongoing clinical trials; the ability to initiate new clinical programs; and cash position and expected runway. The words "may," “might,” "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," “expect,” "estimate," “seek,” "predict," “future,” "project," "potential," "continue," "target" and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with: the impact of COVID-19 on countries or regions in which we have operations or do business, as well as on the timing and anticipated results of our current and future preclinical studies and clinical trials, supply chain, strategy and future operations; the delay of any current and future preclinical studies or clinical trials or the development of Kymera Therapeutics' drug candidates; the risk that the results of current preclinical studies and clinical trials may not be predictive of future results in connection with future clinical trials; Kymera Therapeutics' ability to successfully demonstrate the safety and efficacy of its drug candidates; the timing and outcome of the Kymera Therapeutics' planned interactions with regulatory authorities; obtaining, maintaining and protecting its intellectual property; and Kymera Therapeutics' relationships with its existing and future collaboration partners. These and other risks and uncertainties are described in greater detail in the section entitled "Risk Factors" in the Annual Report on Form 10-K for the period ended December 31, 2021 and most recent Quarterly Report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in Kymera Therapeutics' subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent Kymera Therapeutics' views only as of today and should not be relied upon as representing its views as of any subsequent date. Kymera Therapeutics explicitly disclaims any obligation to update any forward-looking statements. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

KYMERA THERAPEUTICS, INC.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	June 30, 2022	December 31, 2021
Assets
Cash, cash equivalents and marketable securities	$ 482,491	$ 567,605
Property and equipment, net	12,748	11,881
Other assets	28,182	26,419
Total assets	$ 523,421	$ 605,905
Liabilities and Stockholders’ Equity
Deferred revenue	$ 83,531	$ 101,034
Other liabilities	41,939	45,233
Total liabilities	125,470	146,267
Total stockholders’ equity	397,951	459,638
Total liabilities and stockholders’ equity	$ 523,421	$ 605,905

KYMERA THERAPEUTICS, INC.

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Collaboration Revenue—from related parties	$ 11,514	$ 18,519	$ 21,136	$ 37,221

Operating expenses:
Research and development	$ 41,293	$ 35,220	$ 77,238	$ 61,181
General and administrative	11,031	8,029	21,642	13,939
Total operating expenses	52,324	43,249	98,880	75,120
Loss from operations	(40,810)	(24,730)	(77,744)	(37,899)
Other income (expense):
Interest and other income	594	98	884	217
Interest and other expense	(41)	(28)	(81)	(53)
Total other income	553	70	803	164
Net loss attributable to common stockholders	$ (40,257)	$ (24,660)	$ (76,941)	$ (37,735)
Net loss per share attributable to common stockholders, basic and diluted	$ (0.78)	$ (0.55)	$ (1.49)	$ (0.84)
Weighted average common stocks outstanding, basic and diluted	51,772,440	45,094,238	51,712,081	44,873,083

Investor Contacts:

Bruce Jacobs

Chief Financial Officer

investors@kymeratx.com

857-285-5300

Chris Brinzey

Managing Director, Westwicke

chris.brinzey@westwicke.com

339-970-2843

Media Contact:

Todd Cooper

Senior Vice President, Corporate Affairs

tcooper@kymeratx.com